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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF BANCTEC, INC.

1. BancTec USA, Inc., a Delaware corporation.

2. BancTec (Management), Inc., a Delaware corporation.

3. BancTec (Export), Inc., a Virgin Islands corporation.

4. BancTec (Puerto Rico), Inc., a Delaware corporation.

5. BancTec (Canada), Inc., a Canadian corporation.

6. BancTec Limited, a U.K. corporation.

7. BancTec (Australia) Pty Limited, an Australian corporation.

8. BancTec Japan, Inc., a Delaware corporation.

9. BancTec Holding N.V., a Netherlands corporation

  BancTec GmbH, a German corporation.

  BancTec S.A., a French corporation.

  BancTec B.V., a Dutch corporation.

  BancTec AB, a Swedish corporation.

  BancTec Danmark A/S, a Danish corporation.

  BancTec Iberica S.A., a Spanish corporation.

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